Bateman Property Proposal

From: **Stu Jackson** (stu4me@hotmail.com)
Sent: February 8, 2011 11:16:05 PM
To: russell Kwiatowski (rustykwia@hotmail.com)
Cc: Donald Rutledge (donrutledge@shaw.ca); leslie rutledge (rut99@shaw.ca)
1 attachment
BATEMAN PROPERTY.docx (12.0 KB)

Richard and Gloria Kwiatowski
224 South Algonquin Ave,
Thunder Bay, Ontario, Canada P7B 4T3

Dear Richard and Gloria Kwiatowski:

Denarii Resources Inc. , a company incorporated under the laws of the State of Nevada, with an office address of 711 S. Carson Street , Carson City, Nevada 89701 USA (the Company) wishes to make the following proposal for the exploration and development of your mineral property designated the Bateman property located in Conmee and Horne Townships, Ontario, Canada consisting of 136 unpatented claim units (the Properties) as listed in Exhibit A Attached hereto:

1. Denarii wishes to purchase the Properties on the following terms:

a. Upon signing of all documents and confirmation of title: $5000, plus 250,000 shares of Denarii.

End of year one: $20,000 , half cash and half shares, or all shares at the option of the sellers

End of year two: $30,000, half cash and half shares, or all shares at the option of the sellers.

2. Payment each anniversary thereafter $25,000 as advance royalty payment until the sum of $200,000 has been paid.

3. Payment of 3% NSR royalty on all production from the property, which royalty may be purchasedd as to 1.5% of the 3% for the sum of $1.5 million in increments of $500,000 per 0.5% NSR.

4. Purchaser will commit to expend $200,000 over four years.

5. Purchaser will agree to maintain property in good standing and if terminated will be returned in good standing for one year.

6. Vendors will be entitled to copies of all exploratory and drilling results as well as mining records.

7. Any additional claims within 2 miles of the Properties will constitute part of the Property, and will be transferred to Vendors upon termination of the purchase agreement if termination occurs.

8. This proposal will remain open as an offer for a period of 7 days from February 8 i.e. February 16, 2011.

9. If this offer is acceptable please indicate by signing below and returning a copy to me by email for transmission to our office staff for preparation of a formal document.

10. This offer is subject to approval by the Board of Directors of Denarii Resources Inc.

Yours truly,

Denarii Resources Inc. per Stewart A Jackson, President

Feb 9/2011

Accepted this 9th day of February, 2011.

Gloria Kwiatkowski

Gloria Kwiatowski Richard Kwiatowski

Stewart A Jackson
604 721 1611 cellular